Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Imara Inc. (referred to throughout this Agreement as “Employer”) and Rahul Ballal (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate. The Parties are subject to the terms of a certain Amended and Restated Letter Agreement, dated as of September 23, 2019, and amended on November 5, 2021 (collectively, the “Letter Agreement”), and to the terms of the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement, each dated May 21, 2018 (together, the “Restrictive Covenant Agreements”).

1.    Last Day of Employment. Employee’s last day of employment with Employer was February 23, 2023 (“Separation Date”); provided, Employee’s service as a member of the Board of Directors of the Company (the “Board”) shall continue following the Separation Date. This Agreement is not valid if signed by Employee before the Separation Date or more than five (5) days after the Separation Date. For the avoidance of doubt, Employee will not be entitled to any payments or benefits set forth in Paragraph 2 below if (i) Employee voluntarily leaves employment with the Employer before the Separation Date without written approval from the Employer to depart early or (ii) Employer terminates Employee’s employment before the Separation Agreement due to Employee’s violation of Employer’s policies or due to Employee’s failure to satisfactorily perform Employee’s duties and any transition tasks assigned to Employee through the Separation Date, as determined by Employer.

2.    Consideration.

In consideration for Employee timely signing this Agreement, and complying with its terms, Employer agrees to provide the following separation benefits in Sections 2(a) and (b):

(a)    Severance Payment. Employer agrees to pay to Employee the gross amount of one million two hundred and twenty five thousand five hundred dollars ($1,225,500), representing (i) eighteen months of salary at Employee’s current base rate of pay (less twelve thousand dollars ($12,000) in accordance with Section 9 of the Letter Agreement) and (ii) one hundred fifty percent (150%) of Employee’s current target bonus, in each case less lawful taxes, deductions and withholdings, to be paid in a lump sum through a special payroll not more than two (2) business days after both parties have signed this Agreement. Employee agrees and accepts to receive the severance in a lump sum as provided herein.

(b)    COBRA Benefits. Following the Separation Date, if you are eligible for and elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any state equivalent (“COBRA”), then Employer (or its affiliate) shall reimburse Employee’s premiums under COBRA on a monthly basis until the earlier of eighteen (18) months following the Separation Date, or (y) the date upon which Employee commences full-time employment (or employment that provides Employee with eligibility for healthcare benefits substantially comparable to those provided by the Employer (or its affiliate)) with an entity other than Employer (or its affiliate) (“COBRA Payment Period”). Reimbursement of the premium for such coverage shall be made by Employer (or its affiliate) commencing after the date on which the release of claims set forth herein becomes effective. Employee agrees to promptly notify Employer (or its affiliate) if Employee becomes eligible for coverage under the group health, vision and/or dental plan of another employer during the COBRA Payment Period. Following the COBRA Payment Period, and provided that the COBRA coverage period has not expired, Employee shall be entitled to continue Employee’s elected COBRA coverage for the remainder of the COBRA coverage period, at Employee’s own and sole expense. Employer (or its affiliate) reimbursement of Employee’s COBRA premiums is subject to all the terms and conditions set forth in the Employer’s (or its affiliate’s) group health plan intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). If Employer (or its affiliate), in its sole discretion, determines the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the premium reimbursement will be imputed as income and treated as taxable to the Employee to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(c)    Equity Incentives. All of the restricted stock units and stock options held by Employee and outstanding upon the Separation Date shall be treated in accordance with the terms and conditions of the applicable award agreement under which such restricted stock unit or stock option was granted (including any resolutions of the Board prior to the date hereof confirming the treatment of such awards on Employee’s termination of employment), the Letter Agreement and that certain Retention Agreement, dated as of May 5, 2022, as amended September 6, 2022 (the “Retention Agreement”) ; provided, that, Employee hereby waives the acceleration of vesting of any outstanding and unvested stock option held by Employee on such date that would otherwise vest upon Employee’s termination of employment (as identified on Schedule A hereto) (the “Continuing Options”) and acknowledges and agrees that notwithstanding the provisions of any such award agreement (or such prior Board resolution) or the Letter Agreement, in no event will the vesting and exercisability of the Continuing Options accelerate in connection with Employee’s termination of employment. The Company and Employee agree that the Continuing Options will continue to vest and become exercisable in accordance with their terms as if Employee had not experienced a termination of employment, subject to his continued service on the Board.

3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2 above, except for Employee’s timely execution of this Agreement and the fulfillment of the promises contained herein.

4.    General Release, Claims Not Released and Related Provisions.

(a)    General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”);

•	The Internal Revenue Code of 1986;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act of 2008;

•	The Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA);

•	Executive Order 11246, The Rehabilitation Act, and The Vietnam Era Veterans’ Readjustment Assistance Act (VEVRAA) to this list.

•	The Massachusetts Law Against Discrimination, G.L. c. 151B, as amended;

•	The Massachusetts Equal Rights Act, G.L. c. 93, as amended;

•	The Massachusetts Civil Rights Act, G.L. c. 12, as amended;

•	The Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended;

•	The Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C;

•	The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.;

•

The Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq. (Massachusetts law regarding payment of wages and overtime, including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time);

•	The Massachusetts Workers’ Compensation Act, G.L. c. 152, § 75B;

•	The Massachusetts Small Necessities Act, G.L. c. 149, § 52D;

•	The Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C;

•	The Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103;

•	The Massachusetts AIDS Testing statute, G.L. c. 111, §70F;

•	The Massachusetts Consumer Protection Act, G.L. c. 93A;

•	Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E, as amended;

•	The Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C;

•	The Massachusetts Paid Family and Medical Leave Act, M.G.L. c.175M et seq.

•	Massachusetts Parental Leave Act, G.L. c. 149, § 105D;

•	Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.;

•	any other federal, state or local law, rule, regulation, or ordinance

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b)    Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own “Accrued Benefits” (as that term is defined in the Letter Agreement) as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; (v) Employee’s rights to indemnification and defense (if any) under any insurance policy or otherwise due to the Employee’s role with the Employer; (vi) Employee’s rights as a shareholder.

(c)    Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality, non-disparagement, affirmations, and return of property clauses, prohibits Employee from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. Employee is not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

(d)    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

5.    Acknowledgments and Affirmations.

(a)    Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

(b)    Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee further affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.

(c)    Employee further affirms that Employee has no known workplace injuries or occupational diseases.

(d)    Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e)    Employee further affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting any such allegations internally to Employer.

(f)    Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

6.    Return of Property. Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or reproducing, all of Employer’s property, in any form or format, documents, and/or any confidential information in Employee’s possession or control; provided that Employee is not required to return the laptop and any ancillary home equipment (monitor, keyboard, mouse, docking station) provided by Employer to Employee; and provided further that Employee shall reasonably cooperate with Employer to remove all confidential information and Employer licensed software from any retained laptop. Employee acknowledges that the estimated market value of any retained laptop or other equipment may be reported to state or federal tax agencies as required by applicable law.

Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

7.    Non-Disparagement. In accordance with the Letter Agreement, Employee agrees that for the three (3)-year period following the Separation Date Employee, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) will not make any false statement, disparage or defame the goodwill or reputation of Employer, its affiliates or their respective directors, managers, officers, stockholders, members, agents and/or employees. Nothing herein shall prohibit Employee (i) from disclosing that Employee is no longer employed by Employer, (ii) from responding truthfully to subpoena, court order or other compulsory legal process, (iii) from rebutting in good faith statements made by the other party that are untrue or misleading, or (iv) providing truthful information to a government entity.

8.    Restrictive Covenants. Employee acknowledges and affirms Employee’s continuing obligations set forth in the Restrictive Covenants Agreements, which remain in full force and effect.

9.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.    Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

11.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

12.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for (i) the “Section 409A” and the “Resolution of Disputes” provisions of the Letter Agreement, which are incorporated herein by reference, (ii) Restrictive Covenant Agreements, (ii) except as specifically modified herein, the Retention Agreement and (iii) except as specifically modified herein, any stock option agreement or restricted stock unit agreement with respect to outstanding awards made under the Employer’s 2016 Stock Incentive Plan or 2020 Equity Incentive Plan, each of which remains in full force and effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. In no event whatsoever shall Employer or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

13.    Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS AT LEAST FIVE (5) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FIVE (5) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Employee		Imara Inc.

By:	/s/ Rahul Ballal	By:	/s/ Michael Gray
Name:	Rahul Ballal	Name:	Michael Gray
		Title:	CFO/COO
Date:	23-Feb-2023	Date:	23-Feb-2023

Schedule A

Continuing Options

Grant Date	Plan/Type	Granted Shares	Exercise Price
05/16/2019	2016/NQ	301,208	$4.92
05/16/2019	2016/ISO	20,081	$4.92
05/16/2019	2016/ISO	6,504	$4.92
05/16/2019	2016/NQ	93,641	$4.92
01/28/2021	2020/ISO	12,964	$13.05
01/28/2021	2020/NQ	120,386	$13.05
01/28/2022	2020/ISO	8,221	$1.38
01/28/2022	2020/NQ	123,179	$1.38